Huntington Bancshares Incorporated
Huntington Center
41 South High Street
Columbus, OH 43287

Steve Steinour
Chairman, President, and CEO

April 30, 2009

Dear Fellow Huntington Shareholder:

During the first quarter, we accomplished all of the targeted objectives designed to position Huntington for better and more consistent performance over the long-term. The economy still represents a challenge, and it is our expectation that we will not see the beginnings of a recovery this year. As such, we expect to continue to see elevated levels of net charge-offs and the need to continue to build our loan loss reserves. This will put pressure on overall earnings performance. However, at the core, Huntington’s performance improved this past quarter, and we are working to keep making such progress going forward.

Earnings Recap

For the 2009 first quarter, Huntington recorded a loss of $2.4 billion, or $6.79 per share. This is a huge number. But it is important that you understand that the primary reason for this loss was a noncash $2.6 billion goodwill impairment charge. This negative impact was partially offset by a positive one-time $159.9 million tax benefit related to the Franklin Credit restructuring announced on March 31. And impacting earnings per share only were some preferred dividends paid as a result of the conversion of some of our Series A 8.50% Non-cumulative Perpetual Convertible Preferred stock into common stock, which reduced earnings per share by $0.08. The table below recaps these items for you:

Three Months Ended	Impact (1)

(in millions, except per share)	Pre-tax		EPS (2)

March 31, 2009 – GAAP Reported Loss	$(2,433.2)	(2)	$(6.79)
• Goodwill impairment	(2,602.7)		(7.09)
• Preferred stock conversion	—		(0.08)
• Franklin restructuring	159.9	(2)	0.44
(1) Favorable (unfavorable) impact on GAAP earnings; pre-tax unless otherwise noted
(2) After-tax; EPS reflected on a fully diluted basis

Let me describe what each item is and what it represents.

Goodwill is a nonearning asset that represents the accumulated premiums Huntington paid for past acquisitions. Most of this goodwill related to the acquisition of Sky Financial and Unizan.

Accounting rules require we validate at least annually if the value of this asset has diminished. We use outside third parties to assist in this review. This review was based on market-driven assumptions, including assumptions implied by our market capitalization. In the fourth quarter of 2008, we conducted our annual goodwill impairment test and found none. You will recall our stock price ended last year at $7.66 per share. But during the first quarter, our stock price declined 78% to $1.66. Given this decline, as well as its lower absolute dollar amount, an updated review determined that our goodwill was now impaired. This resulted in the charge. While this charge reduced reported net income and total assets, it had no impact on key capital ratios. And since this was a noncash charge, it had no affect on our liquidity. Therefore, it also had no affect on the stability or underlying performance of the company. Goodwill at the end of quarter was $425 million.

Perhaps the most important achievement this past quarter was our completion of the restructuring of our Franklin relationship announced March 31. The charges taken in the 2008 fourth quarter related to Franklin enabled us to restructure this relationship without any further provision impact and greatly improved our flexibility to accelerate problem loan resolution to the benefit of our shareholders. Further, Franklin now has the freedom to independently pursue the acquisition of third-party servicing arrangements. This restructuring enabled us to recognize a one-time, $159.9 million tax benefit. The restructuring also resulted in an increase in capital.

During the quarter, an opportunity arose to convert some of our Series A 8.50% Non-cumulative Perpetual Convertible Preferred stock into common stock. As a result, we converted 114,109 shares of the preferred stock into 26.9 million shares of common stock. The issuance of common stock strengthened the common equity component of shareholders’ equity and improved related capital ratios. In effect, each share of common stock that was issued to convert the preferred shares added $4.64 to common equity, which was significantly higher than our actual average price per common share over this same period of $1.85.

Excluding the impact of these three, one-time items, we believe core net income was $6.9 million or a net loss of $0.06 per share after preferred dividends.

Pre-tax, Pre-provision Income Trends

One performance metric we believe is useful in analyzing performance in times of economic stress is the level of earnings adjusted to exclude provision expense and other volatile items not considered to represent core, noncredit related banking activities. Provision expense is excluded because its absolute level is elevated and volatile in times of economic stress. We also exclude securities gains or losses, since in times of economic stress, investment securities market valuations also may become particularly volatile. Lastly, we exclude amortization of intangibles expense because the size of this quarter’s goodwill impairment is unusually magnified due to its severe stock valuation pressure, which we believe is not indicative of future performance trends.

Keeping track of pre-provision, pre-tax income is important. When this credit cycle ends and provision expense returns to more normal levels, the earnings currently being reduced by above average provision for credit loss expense will flow directly into higher pre-tax income.

As shown in the table below, we view our pre-tax, pre-provision performance in the first quarter was income of $224.6 million; a $25.0 million, or 13%, improvement from the 2008 fourth quarter. So at the core of our business, we are making progress.

Other Performance Highlights

Other positive results for the quarter included:

•	9% growth in average total core deposits

•	$4.4 billion of loans originated or renewed

•	Strong growth in mortgage banking and brokerage and insurance income

•	6% decline in expenses, excluding the $2.6 billion goodwill impairment charge

•	4.65% period end tangible common equity ratio, a 61 basis point increase from the end of last year

•	11.03% Tier 1 and 14.15% Total estimated risk-based regulatory capital ratios, over $2 billion above the regulatory “well capitalized” thresholds

•	$2.3 billion of cash on the balance sheet, up $1.5 billion from year end, the most liquid our balance sheet has been in any time in the past decade

•	Consumer net charge-offs that declined from the fourth quarter

But there were challenges as well:

•	Our net interest margin declined 29 basis points to 2.97%. This was impacted by several factors including our more liquid balance sheet, higher carrying costs on nonperforming assets, and continued deposit pricing pressure

•	Commercial net charge-offs increased, reflecting the continued pressure from the weakened economy on our commercial borrowers

•	8% increase in nonperforming assets

In addition to the financial performance items, we also made significant progress in other areas. We strengthened the management team by hiring three new key executives; (1) a new executive of Special Assets, our troubled loan workout group, (2) a new executive of Commercial Real Estate, and (3) a new executive to lead our strategy and business segment performance activities. We further reorganized the management team in order to increase the frequency and amount of shared information between business segments so as to improve overall performance and to strengthen oversight and accountability. We also made significant progress in improving overall risk management.

I encourage all of you as interested shareholders to take the time to read our quarterly earnings press release and the additional investor disclosures. These documents provide additional detail and discussion on all of these and other performance issues. If you do not have internet access and would like a copy, please call shareholder relations and a copy will be mailed to you – (614) 480-5676. For those of you with internet access, the following is the URL where you can find this information on the Investor Relations page of huntigton.com: http://www.investquest.com/iq/h/hban/ne/finnews/hban19.pdf

Annual Shareholders’ Meeting Report

On April 22, we held our Annual Shareholders’ Meeting. All four directors up for re-election were elected. The proposal to approve the Amended and Restated 2007 Stock and Long-Term Incentive passed. The proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for Huntington Bancshares Incorporated for the year 2009 also passed. Lastly, the non-binding advisory vote on the compensation of executives received a 75% approval vote.

This was my first annual shareholders’ meeting as your chairman, president, and chief executive office. It was a pleasure to personally meet a number of shareholders who attended. I thought the dialogue was open, direct, and honest. I appreciate that. As I said at the meeting, as a Huntington shareholder, you are our “eyes and ears” in the marketplace. We need your input. Please never hesitate to contact us with your comments or suggestions. In addition, you are also our best ambassadors. If there is anything you do not understand, please contact us. An informed ambassador is a powerful ambassador.

In closing, you should know that I am very much encouraged by the progress made this past quarter. Recently, I purchased 300,000 shares of common stock. Most of our directors and several key executives also made purchases. These purchases reflect the confidence we have in where Huntington is headed.

We still have much to do, and the times will certainly remain challenging. We are not planning on any relief on the economic front this year. And regulators and legislators could make decisions that take the banking industry into new unanticipated directions. Yet, we are staying focused on what we can control, delivering improving core performance. Here, we expect to continue to make progress. Thank you for allowing me time to share these views with you.

Sincerely,

/s/ Steve Steinour

Important Notice: This letter is a high level review and discussion of recent performance and activities. For a full discussion, investors should refer to the 4/21/09
Financial Press Release and other SEC Filings sections found on the Investor Relations page of the company’s web site (www.huntington.com). For questions please contact Investor
Relations (614) 480-5676.